UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2007

CuraGen Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street, Branford, CT	06405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 28, 2007, 454 Life Sciences Corporation (“454”), a Delaware corporation and majority owned subsidiary of CuraGen Corporation (“CuraGen”) a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Roche Holdings, Inc., a Delaware corporation (the “Buyer”), and 13 Acquisitions, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”). The Buyer and the Transitory Subsidiary are affiliates of Roche Holding Ltd, the ultimate parent company of the Roche group. Under the Merger Agreement, the Transitory Subsidiary will be merged with and into 454 (the “Merger”), with 454 continuing after the Merger as the surviving corporation and an indirect wholly-owned subsidiary of the Buyer. Under the terms of the Merger Agreement, 454’s shareholders will receive up to $154.9 million in cash, of which the Buyer will pay $140 million in cash and up to approximately $14.9 million will be received from the exercise of 454 stock options following the signing of the Merger Agreement and prior to the closing of the Merger. Of the $140 million payable by the Buyer, $25 million will be placed in escrow for a period of 15 months to provide for certain post-closing adjustments based on 454’s net working capital and net debt on the date of closing and to secure the indemnification rights of the Buyer. On a fully-diluted basis, presuming exercise of all outstanding 454 stock options prior to the closing, CuraGen expects to receive approximately $85 million before fees, expenses and transaction costs relating to the Merger, which will be paid prior to payment of merger consideration to 454 stockholders. Of the amount receivable by CuraGen pursuant to the Merger Agreement, approximately $14 million will be held in escrow.

454 has made customary representations and warranties and covenants in the Merger Agreement, including covenants relating to obtaining the requisite approval of 454’s stockholders, 454’s conduct of its business between the date of the signing of the Merger Agreement and the closing of the Merger, and 454’s agreement not to solicit, enter into discussions regarding, or provide information in connection with, alternative transactions.

The Merger Agreement has been approved by 454’s board of directors, a special committee of CuraGen’s board of directors, and the holders of approximately 83% of the outstanding shares of capital stock of 454. The obligation of the parties to consummate the Merger is conditioned on, among other things, the termination or expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, compliance with the applicable requirements of the antitrust laws of Germany and Italy, written termination of the review or clearance of the Merger pursuant to Sec. 721 of Title VII of the Defense Production Act of 1950, as amended, and entry by CuraGen, 454 and/or the Buyer into certain ancillary agreements. Assuming the satisfaction or waiver of all closing conditions, the Merger is expected to close in the second quarter of 2007.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference. The Merger Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about CuraGen, 454 or the Roche group. Such information regarding CuraGen can be found in the other public filings CuraGen makes with the U.S. Securities and Exchange Commission (the “SEC”), which are available without charge through the web site maintained by the SEC at www.sec.gov.

Other than the Merger Agreement, 454 and F. Hoffmann-La Roche Ltd (“Roche”), an affiliate of the Buyer, are parties to an exclusive world-wide agreement for the promotion, sale, and distribution of 454’s nanotechnology-based Genome Sequencing Systems, including proprietary kits and reagents. Since October 2005, Roche Diagnostics, an affiliate of Roche, has promoted, sold and distributed certain 454 products under an exclusive five year world-wide distribution agreement. 454 receives a margin on products manufactured for Roche and royalties on net sales of licensed products. 454 also is a party to a five-year research and development agreement with Roche. Under that agreement, 454 and Roche agree to jointly conduct certain projects using or improving 454 systems or technology. Approximately $25 million of 454’s 2006 gross revenues were derived from Roche. The Roche distribution agreement, and the three amendments thereto, are filed as Exhibits 10.47, 10.49, 10.50, and 10.51, respectively, to CuraGen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Roche research and development agreement is filed as Exhibit 10.48 to CuraGen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Other than the Merger Agreement and the agreements contemplated by the Merger Agreement and the agreements described above, there is no direct material relationship between CuraGen or 454 or their affiliates, on the one hand, and the Buyer or its affiliates, on the other hand.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 28, 2007, the Board of Directors of 454 adopted and approved the 454 2007 Senior Incentive Plan (the “Incentive Plan”) and delegated authority to a special committee of the 454 Board to administer the Incentive Plan. The Incentive Plan is designed to provide incentives for selected key officers and senior employees of 454 to assist in the continued growth and financial success of 454 based on their success in creating value for 454’s stockholders. The Incentive Plan provides for cash payments to Incentive Plan participants in connection with any sale of 454 based on the consideration payable in any such sale transaction. Under the Incentive Plan, up to an aggregate of $1,600,000 will be distributed to members of 454’s senior management and other selected 454 employees in connection with the Merger. Half of each of the awards made under the Incentive Plan will be paid upon the Closing and half will be paid three months after the Closing. The special committee has the authority, in its absolute discretion, to determine which members of senior management and employees will receive awards, the allocation of the $1,600,000 Incentive Plan pool among members of senior management and other employee participants, and the time when awards will be granted, among other things. In making award determinations, the committee will consider, among other factors, each individual’s achievement, performance and contribution to the success of 454. The special committee has not yet determined the recipients or amounts of specific awards under the Incentive Plan.

The foregoing description of the 454 2007 Senior Incentive Plan is not complete and is qualified in its entirety by reference to the Plan, which is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

See Exhibit Index attached to this Report, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION
(Registrant)

Date: April 2, 2007	By:	/s/ David M. Wurzer
David M. Wurzer
Executive Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Agreement and Plan of Merger dated as of March 28, 2007, by and among 454 Life Sciences Corporation, Roche Holdings, Inc. and 13 Acquisitions, Inc. (1)
99.2	454 Life Sciences Corporation 2007 Senior Incentive Plan

(1)	The schedules to this agreement have been omitted from this filing. CuraGen will furnish copies of any of such schedules to the U.S. Securities and Exchange Commission upon request.